Exhibit 99.1

Lantronix Announces Definitive Agreement to Acquire Intrinsyc Technologies Corporation

•	Transaction brings immediate scale and operating efficiencies to Lantronix
•	Adds complementary IoT computing and embedded product design capabilities
•	Lantronix anticipates significant operating and product development synergies
•	Expects the acquisition to be accretive to non-GAAP EPS in first full quarter
•	Announces conference call to discuss the acquisition
•	Affirms guidance for first quarter of fiscal 2020

Irvine, CA – October 31, 2019 –  Lantronix, Inc. (“Lantronix”) (NASDAQ: LTRX), a global provider of secure data access and management solutions for the industrial Internet of Things (IoT), today announced that it has entered into a definitive arrangement agreement to acquire all of the outstanding shares of Intrinsyc Technologies Corporation (“Intrinsyc”) (TSX: ITC and OTCQX: ISYRF), a leading provider of solutions for the development of embedded and IoT products. The transaction, which is subject to approval by the shareholders of Intrinsyc along with other specified closing conditions, has been unanimously approved by the board of directors of both companies and is expected to be completed by the end of this calendar year or shortly thereafter.

Under the terms of the arrangement agreement, Lantronix will pay $0.55 and issue 0.2135 of a share of the common stock of Lantronix for each issued and outstanding share of Intrinsyc. Lantronix will, in the aggregate, pay approximately $11.5 million in cash and issue approximately 4.3 million shares of its common stock to Intrinsyc shareholders. Following the transaction, Intrinsyc shareholders are expected to own approximately 16% of the outstanding shares of the common stock of Lantronix. Certain shareholders of Intrinsyc that collectively own approximately 14.5% of the outstanding shares of Intrinsyc have entered into voting agreements to vote in favor of the transaction.

The transaction will bring immediate scale to Lantronix, adding complementary IoT computing and embedded product development capabilities and expanding the company’s IoT market opportunity. Lantronix sees significant operating and product development synergies in the combined company and expects the acquisition will be accretive in the first full quarter of operations.

“The acquisition of Intrinsyc demonstrates our continuing commitment to deliver incremental growth and shareholder value through acquisition,” stated Paul Pickle, president and CEO of Lantronix. “In this transaction, we are acquiring edge computing and design capabilities crucial to the development of intelligent IoT solutions, while also bringing increased scale and the resulting operating efficiencies necessary to drive incremental earnings growth for the benefit of our shareholders.”

Lantronix affirms the guidance provided on September 10, 2019 for the quarter ended September 30, 2019. Net revenue is expected to come in above the mid-point of our guidance. Non-GAAP EPS is expected at the high end of our guidance. The company currently intends to announce these results on November 13, 2019.

Lantronix will host an investor conference call and audio webcast at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) on Thursday, October 31, 2019. To access the live conference call, investors should dial 1-844-802-2442(US) or 1-412-317-5135(international) and indicate that they are participating in the Lantronix Investor Update call. The webcast will be available simultaneously via the investor relations section of the Company’s website at lantronix.staging.wpengine.com

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About Lantronix

Lantronix, Inc. is a global provider of secure data access and management solutions for Internet of Things (IoT) assets. Our mission is to be the leading supplier of IoT solutions that enable companies to dramatically simplify the creation, deployment, and management of IoT projects while providing secure access to data for applications and people.

With more than two decades of experience in creating robust machine to machine (M2M) technologies, Lantronix is an innovator in enabling our customers to build new business models and realize the possibilities of the Internet of Things. Our connectivity solutions are deployed inside millions of machines serving a wide range of industries, including industrial, medical, security, transportation, retail, financial, environmental and government.

Lantronix is headquartered in Irvine, California. For more information, visit www.lantronix.com.

Forward-Looking Statements.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements in this press release include, among others, statements about the expected benefits of the proposed Transaction to Lantronix and Intrinsyc and their respective stockholders, the anticipated completion of the proposed Transaction or the timing thereof, accretive nature of the proposed Transaction and business strategy of the combined company. Forward-looking statements are based on current expectations and assumptions and analyses made by Lantronix, Intrinsyc and their management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the ability to obtain Intrinsyc stockholder approval of the proposed Transaction, court and regulatory approvals of the proposed Transaction; the ability to complete the proposed Transaction on anticipated terms and timetable; Lantronix’s and Intrinsyc’s ability to integrate successfully after the Transaction and achieve anticipated benefits from it; the possibility that various closing conditions for the Transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Lantronix or Intrinsyc; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; and any loss of management or key personnel. Lantronix’s annual report on Form 10-K for the fiscal year ended June 30, 2019, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect Lantronix’s business, results of operations, and financial condition. Intrinsyc’s reports filed on SEDAR, including its Annual Information Form and financial report for the year ended December 31, 2018, discuss some of the important risk factors identified that may affect Intrinsyc’s business, results of operations, and financial condition. Lantronix and Intrinsyc undertake no obligation to revise or update publicly any forward-looking statements except as required by law.

Lantronix Media Contact:	Lantronix Analyst and Investor Contact:
Gail Kathryn Miller	Jeremy Whitaker
Corporate Marketing &	Chief Financial Officer
Communications Manager	investors@lantronix.com
media@lantronix.com	949-450-7242
949-453-7158

Lantronix Sales:

sales@lantronix.com

Americas +1 (800) 422-7055 (US and Canada) or +1 949-453-3990

Europe, Middle East and Africa +31 (0) 76 52 36 744

Asia Pacific + 852 3428-2338

China + 86 21-6237-8868

Japan +81 (0) 50-1354-6201

India +91 994-551-2488

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